EXHIBIT V TO SCHEDULE 13D

     ESCROW AGREEMENT dated as of November 1, 1999 (this "Escrow Agreement") by and among:

     (i)   Dechert Price & Rhoads (as "Escrow Agent");

     (ii) Walnut Financial Services, Inc." (which will change its name to "THCG, Inc.") ("Seller"); and

     (iii) Greenwich Street Capital Partners II, L.P. ("Greenwich II"), GSCP Offshore Fund, L.P. ("GSCP Offshore"), Greenwich Fund, L.P. ("GF"), Greenwich Street Employees Fund, L.P. ("GSEF") and TRV Executive Fund, L.P. ("TRV") (each of Greenwich II, GSCP Offshore, GF, GSEF and TRV, a "Purchaser" and collectively, the "Purchasers").

                                   Witnesseth:

     WHEREAS, reference is made to the Securities Purchase Agreement dated as of October 29, 1999 by and among Seller and the Purchasers (the "Securities Purchase Agreement"), pursuant to which Purchasers are purchasing from Seller
(i) 2,500,000 shares (the "Shares") of Seller's common stock, $.01 par value per share (the "Common Stock"), and (ii) warrants (the "Warrants") to purchase 2,000,000 shares of Common Stock; capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Securities Purchase Agreement;

     WHEREAS, the "Merger" and the "Related Transactions" have not yet been effected in accordance (and as defined in) with the Amended and Restated Agreement and Plan of Merger, dated as of August 5, 1999, by and among Seller, Tower Hill Acquisition Corp. and Tower Hill Securities, Inc. (the "Merger Agreement"), and the "BDC Withdrawal" (as defined in the Merger Agreement) is not yet effective; and

     WHEREAS, the Seller and the Purchasers desire to effect the "Closing" under the Securities Purchase Agreement pending and contingent upon the consummation of the Merger and the Related Transactions and the effectiveness of the BDC Withdrawal.

     Now, therefore, the parties hereto agree as follows:

     1. Establishment of Escrow. Seller and Purchasers hereby appoint Dechert Price & Rhoads as the "Escrow Agent" to hold in escrow: (i) the Registration
Rights Agreement, the Voting Agreement, the Tag-Along Agreement, the Legal Opinions and those certificates and agreements (the "Closing Certificates") delivered by each Purchaser and the Seller pursuant to the terms of Sections 6(b)(iii) and 6(c)(iii), respectively, of the Securities Purchase Agreement, each in separate counterparts executed by Seller, each Purchaser and the other parties thereto, as the case may be (the foregoing, the "Escrow Documents");
(ii) certificates representing the Shares and Warrants; and (iii) the aggregate consideration for the Shares and Warrants in an amount equal to five million dollars ($5,000,000) (the "Purchase Price"). The Escrow Agent hereby accepts its appointment and designation as escrow agent pursuant to the terms and conditions of this Escrow Agreement and acknowledges receipt: (x) from Seller, Purchasers and the other parties to the Escrow Documents, as the case may be, of the Escrow Documents; (y)


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from Seller, of certificates  representing the Shares and Warrants; and (z) from
Purchasers, of cash in the amount of the Purchase Price pursuant to the terms of the Securities Purchase Agreement. Subject to Section 4 below, the Escrow Documents, the certificates representing the Shares and the Warrants and the Escrow Account (collectively, the "Escrow Fund") shall be held in escrow hereunder until 10:00 A.M. (New York City time) on November 4, 1999, (the "Expiration Time").

     2. Terms of Escrow Account. The Escrow Agent agrees to deposit the Purchase Price in the account identified on Schedule A to this Escrow Agreement (the "Escrow Account"). The Escrow Agent shall have control over the Escrow Account, and no disbursements shall be made from the Escrow Account without the prior written consent of the Escrow Agent. The Escrow Agent shall only disburse or release funds from the Escrow Account in accordance with the provisions of this Escrow Agreement.

     3. Terms of Escrow of Shares and Warrants.

     (a) Unless and until the Shares and Warrants are delivered to Purchasers pursuant to the terms of this Escrow Agreement, no Purchaser shall be entitled to vote, sell, pledge, convey or otherwise transfer the Shares and Warrants, receive dividends or other distributions thereon or otherwise exercise any rights as a stockholder of the Seller. However, Seller and the Purchasers shall comply in all other respects with provisions of the Purchaser Documents as if the Shares and Warrants were delivered to the Purchasers on the Closing Date and as if the Purchaser Documents were effective from and after the Closing Date.

     (b) Upon the issuance, payment or distribution of any stock or cash dividend on or with respect to the Shares, or of any securities, cash or other property with respect to the Shares upon the recapitalization, conversion, exchange, reclassification, split or combination of (or similar corporate event relating to) the Shares or the Warrants, Purchaser and Seller hereby agree that Seller shall deliver or cause to be delivered such securities, cash or other property (in the case of securities, delivered in the name of the Purchaser) to the Escrow Agent and said securities, cash or other property shall thereafter be deemed to be part of the "Escrow Fund". However, upon delivery of the Warrants to Purchasers, the Warrants shall be deemed to have been outstanding from and after the date hereof for purposes of determining whether the holders of the Warrants are entitled to any adjustments based on the occurrence of any of the foregoing.

     4. Release of Escrow. (a) The Escrow Agent shall deliver the following promptly upon, or as soon as reasonably practicable following, the receipt by the Escrow Agent of the "Release Documents" as defined in Section 4(c) hereof:

     (i) to Seller and Purchasers, as the case may be, fully executed originals of the Escrow Documents;

     (ii) to Seller, an amount representing the Purchase Price;

     (iii) to Purchasers, the certificates representing the Shares and the Warrants pursuant to the terms of the Agreement; and

     (iv) to the Purchasers, all interest or other income earned on the Purchase Price under the Escrow Account.


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     (b) In the event that Seller fails to deliver the Release  Documents before the Expiration Time, Purchasers and Seller hereby agree that the Escrow Documents and the obligations of the parties to the Securities Purchase Agreement to effect the sale and purchase of the Securities shall be terminated (without the necessity of any further action on the part of any of the parties to the Escrow Documents), and shall be of no further force or effect (subject to the proviso contained in Section 7 (c) of the Securities Purchase Agreement). In such case the Escrow Agent shall deliver:

     (i) to Seller, the counterparts of the Escrow Documents signed by Seller;

     (ii) to each Purchaser, the counterparts of the Escrow Documents signed by such Purchaser;

     (iii) to Purchasers, the Purchase Price together with all the interest and other income earned on the Purchase Price under the Escrow Account; and

     (iv) to Seller, for cancellation, the certificates representing the Shares and the Warrants.

     (c) For purposes of this Escrow Agreement, "Release Documents" shall mean and include the following:

     (i) a copy of the Articles of Merger in the form attached as Exhibit A hereto certified by the Company as having been filed with the Secretary of State of New York and as being effective; and

     (ii) a copy of the BDC Withdrawal together with evidence of its having been filed with the United States Securities and Exchange Commission.

     5. The Escrow Agent. Acceptance by the Escrow Agent of its duties under this Escrow Agreement is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control the rights, duties and immunities of the Escrow Agent:

     (a) The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Escrow Agreement and the Escrow Agent shall not be bound by the provisions of any agreement between Seller and Purchasers or any third party, except that the Escrow Agent is charged with knowledge of the Escrow Documents;

     (b) This Escrow Agreement sets forth the duties and obligations of the Escrow Agent with respect to all matters pertinent thereto and such duties and obligations will terminate as set forth herein;

     (c) The Escrow Agent shall not be responsible for any failure or inability of the Seller or the Purchasers or of anyone else, to deliver the Escrow Fund to the Escrow Agent or otherwise to honor any of the provisions of this Escrow Agreement or the provisions of any of the other Purchaser Documents;

     (d)  The   out-of-pocket   fees  and   expenses  of  the  Escrow  Agent  in
administering this Escrow Agreement shall be borne by the Seller. Seller and Purchasers, jointly and severally,


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hereby agree to indemnify the Escrow Agent and each of its  partners,  employees and agents (the "Indemnified Parties") for, and to hold each of the Indemnified Parties harmless against, any loss, liability or expense, including but not limited to reasonable attorneys' fees and expenses arising out of or in connection with its acceptance of, or the performance of its duties and obligations under this Escrow Agreement (including, but not limited to, any action taken or omitted by the Escrow Agent in connection with this Escrow Agreement or any action allegedly so taken or omitted) or by reason of, or as a result of, the Escrow Agent's compliance with the joint instructions of Seller and the Purchasers ; provided, however, that the Escrow Agent shall not be entitled to indemnification with respect to any loss, liability or expense which arises out of gross negligence or willful misconduct on the part of the Escrow Agent.

     (e) The Escrow Agent shall be fully protected in acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document which the Escrow Agent in good faith believes to be genuine and to have been signed or presented by the proper party or parties;

     (f) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for anything which it may do or refrain from doing in connection herewith, except its own willful misconduct or gross negligence; and

     (g) The Escrow Agent may seek the advice of legal counsel (which may include a partner of the Escrow Agent) in the event of any dispute or question as to the construction of any of the provisions of this Escrow Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the written opinion of such counsel.

     (h) The Escrow Agent is acting, and the parties hereto understand that the Escrow Agent may continue to act, as counsel to the Purchasers in connection with the Purchaser Documents (including this Agreement) and the transactions contemplated thereunder or hereunder, whether or not the Escrow Fund is being held by the Escrow Agent or has been delivered to an appropriate court in the State of New York.

     (i) The Escrow Agent does not have and will not have any interest in the Escrow Fund but is serving only as escrow holder and has only possession thereof.

     6. Successor Agent. (a) The Escrow Agent may resign at any time by giving thirty (30) days' written notice thereof to Seller and the Purchasers . Within thirty (30) days after receiving such notice, the Seller and the Purchasers , shall in good faith agree upon and appoint a successor escrow agent (the "Successor Escrow Agent") at which time the Escrow Agent shall deliver the Escrow Fund to the Successor Escrow Agent. After appointment of the Successor Escrow Agent and delivery of the foregoing by the Escrow Agent, the Escrow Agent shall have no further duties or responsibilities in connection herewith.

     (b) The Seller and the Purchasers may jointly remove the Escrow Agent upon written notice to the Escrow Agent stating such removal and designating a Successor Escrow Agent, and, upon delivery of the Escrow Fund to the Successor Escrow Agent, the Escrow Agent shall thereupon be discharged from all obligations under this Escrow Agreement and shall have no further duties or responsibilities in connection herewith.


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     (c) If after  thirty  (30) days from the date of  delivery  of its  written notice of intent to resign, or of a notice of removal, pursuant to Section 6(b) above, the Escrow Agent has not received a written designation of a Successor Escrow Agent, the Escrow Agent's sole responsibility shall be in its sole discretion either to retain custody of the Escrow Fund, or to apply to a court of competent jurisdiction for appointment of a Successor Escrow Agent and after such appointment to have no further duties or responsibilities in connection herewith.

     7. Miscellaneous. (a) This Escrow Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be entirely performed therein. Each of the parties hereto irrevocably submits to the jurisdiction of any New York State court sitting in the County of New York and any Federal court sitting in the Southern District of the State of New York in respect of any suit or proceeding related to or arising out of this Escrow Agreement. Each party hereto also hereby irrevocably waives any objection to the laying of the venue of any such suit or proceeding in any such court and further waives any claim that any such suit or proceedings brought in any such court has been brought in an inconvenient forum. In addition to any form of service of process authorized by law, service of process in any suit or proceeding hereunder shall be sufficient if mailed to each party hereto at the address specified in Section 7(c) below, and such service shall constitute "personal service" for purposes of such suit or proceeding.

     (b) This Escrow Agreement may not be assigned by any party hereto without the written consent of the other parties. This Escrow Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns. This Escrow Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

     (c) Any notice or consent hereunder shall be in writing and hand delivered or sent by registered or certified mail, return receipt requested, or by Federal Express or other similar courier service or by facsimile, as follows:


         if to Seller:

                  THCG, Inc.
                  650 Madison Avenue
                  New York, New York 10022
                  Attention:  President
                  Facsimile:  (212) 223-0161

         if to any of the Purchasers:

                  Greenwich Street Capital Partners, II L.P.
                  388 Greenwich Street, 36th Floor
                  New York, New York 10013
                  Attention:  Keith Abell and Matthew C. Kaufman
                  Facsimile:  (212) 816-0166


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         if to the Escrow Agent:

                  Dechert Price & Rhoads
                  30 Rockefeller Plaza
                  New York, New York 10112
                  Attention:  Ronald R. Jewell, Esq.
                  Facsimile:  (212) 698-3599

or at such other address or facsimile number (or to such other person's attention) as shall be specified by like notice. Any notice which is hand delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail. Any notice which is sent by Federal Express or other similar service shall be conclusively presumed to have been received on the next business day. Any notice which is sent by facsimile shall be conclusively presumed to have been received upon dispatch; any such notice shall be confirmed by mail.

     (d) For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

     (e) This Escrow Agreement may be modified or amended only by an instrument in writing, duly executed by Seller, each Purchaser and the Escrow Agent. No such modification or amendment shall be binding on the Escrow Agent unless the Escrow Agent consents thereto in writing.

     (f) No waiver by any party of any term, provision, covenant, representation or warranty contained in this Escrow Agreement (or any breach thereof) shall be effective unless it is in writing executed by the party against which such waiver is to be enforced; no waiver shall be deemed or construed as a further or continuing waiver of any such term, provision, covenant, representation or warranty (or breach) on any other occasion or as a waiver of any other term, provision, covenant, representation or warranty (or of the breach of any other provision) contained this Escrow Agreement on the same or any other occasion.

     (g) In this Escrow Agreement (i) words denoting singular include the plural and vice versa, (ii) "it" or "its" or words denoting any gender include all genders, (iii) the word "including" shall mean "including without limitation," whether or not expressed, (iv) any reference herein to a Section refers to a Section of this Escrow Agreement, unless otherwise stated, and (v) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a business day, then the period shall end on the next day which is a business day.

     (h) Any provision of this Escrow Agreement which may be determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any


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jurisdiction shall not invalidate or render  unenforceable such provision in any other jurisdiction. It is expressly understood, however, that the parties hereto intend each and every provision of this Escrow Agreement to be valid and enforceable and hereby knowingly waive all rights to object to any provision of this Escrow Agreement.

                                      * * *


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     In witness whereof,  the undersigned have executed this Escrow Agreement as of the date first above written.


Dechert Price & Rhoads,               Walnut Financial Services, Inc.
as Escrow Agent

By:  /s/ Ronald R. Jewell             By:  /s/ Joel S. Kanter
   -------------------------------       -----------------------------
   Ronald R. Jewell                      Joel S. Kanter
   A member of the firm                  President

                                      Greenwich Street Capital Partners II, L.P.
                                      GSCP Offshore Fund, L.P.
                                      Greenwich Fund, L.P.
                                      Greenwich Street Employees Fund, L.P.
                                      TRV Executive Fund, L.P.
                                      By:  Greenwich Street Investments II,
                                           L.L.C., their general partner

                                      By:  /s/ Keith Abell
                                         ---------------------------------------
                                         Keith Abell
                                         Managing Member


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